Employment Letter

December 20, 2007

Mr. Lyndon James

8716 Coppertowne Ln.

Dallas, TX 75243

Dear Lyndon:

Please allow this Employment Letter (the "Agreement") to serve as the entire agreement between United Fuels and Energy Corporation(the "Company") and Lyndon James(the "Employee") with respect to certain aspects of Employee's employment relationship with the Company. The Company acknowledges and agrees that the Employee is and will remain a member of, and has and will retain an interest in, Tatum, LLC ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources pursuant to that certain Executive Services Agreement, dated on or about the date hereof, between the Company and Tatum (the "Services Agreement").

Position and Beginning Date

Effective as of December 26, 2007 (the "Beginning Date"), the Employee will serve as the Company's Interim Chief Financial Officer, and, if applicable, a duly elected or appointed officer of the Company. The Employee will work on a full-time basis and be subject to the supervision, direction and control of and report directly to the Company's management.

Compensation

Salary: $28,000 a month ("Salary"). Employee's Salary may be increased from time to time by the Company. The Salary will be processed through payroll and paid at the same time as other employees. Salary for any portion of a month will be prorated based upon the number of normal workdays remaining in the month.

As a member of Tatum, Employee will share with Tatum a portion of his or her economic interest in certain cash, equity or other consideration paid or granted by the Company to Employee all as more specifically set forth in the Services Agreement. The Company acknowledges and consents to such arrangement.

Benefits

The Employee will be eligible for any Company employee retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management. The Employee will be exempt from any delay periods otherwise required for vacation and holiday eligibility.

The Company will reimburse the Employee for out-of-pocket expenses incurred by the Employee to the same extent that the Company reimburses other senior managers for such expenses.

The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee's employment with the Company.

The Company will provide the Employee with written evidence that the Company maintains directors' and officers' insurance covering the Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while the Employee is employed by the Company. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of Employee's employment relationship with

the Company for at least three years following the termination of such employment relationship or will purchase a directors' and officers' extended reporting period or "tail" policy to cover the Employee.

Termination

The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this Agreement immediately if the Company has not remained current in its obligations under this Agreement or the Services Agreement or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This Agreement will terminate immediately upon the death or disability of the Employee. For purposes of this Agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

Miscellaneous

This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

Neither the Company nor Employee will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of Texas; without giving effect to conflicts-of-laws principles.

The provisions in this Agreement concerning director's and officer's insurance, indemnity, and any payment or compensation obligations (including payment of Salary, severance and bonuses) will survive any termination or expiration of this Agreement.

Please sign below and return a signed copy of this Agreement to indicate your agreement with its terms and conditions.

Sincerely yours,

United Fuels and Energy Corporation

By: ______________________________
Name: Chuck McArthur
Title: CEO

Acknowledged and agreed by:

EMPLOYEE:

Signature: [signature]
Print Name: Lyndon James
Date: December 22, 2007